September 13, 1999

Joseph Dillon & Company, Inc.      Continental Stock Transfer & Trust Company
107 Northern Boulevard             2 Broadway
Great Neck, New York 11021         New York, New York 10004

    RE:  Amendment No. 2 to Warrant Agreement

Gentlemen:

     This letter agreement represents Amendment No. 2 to the Warrant Agreement between Joseph Dillon & Company, Inc. ("Dillon"), Continental Stock Transfer
& Trust Company (the "Warrant Agent"), and Dialysis Corporation of America (the "Company"), dated April 16, 1996, between and among the parties, and amended on March 9, 1999 (the "Warrant Agreement"), to further extend the exercise period of the Warrants to March 31, 2000. This Amendment No. 2 amends Section 2 of the Warrant Agreement as amended on March 9, 1999 by extending the exercise period of the Warrants to March 31, 2000. Any and all other provisions of the Warrant Agreement indicating the expiration of the term being October 16, 1999 are hereby amended to read March 31, 2000.

     The Warrants and the Warrant Agreement as previously modified will otherwise remain the same and in full force and effect in accordance with their terms.

                                       Very truly yours,

                                       DIALYSIS CORPORATION OF AMERICA

                                          /s/ Thomas K. Langbein

                                       By:--------------------------------
                                          THOMAS K. LANGBEIN, Chief
                                          Executive Officer

                                       Dated: September 10, 1999

Acknowledged and agreed to:

Joseph Dillon & Company, Inc.       Continental Stock Transfer & Trust Company

   /s/ Steven Jaloza                   /s/ William F. Seegraber, Vice President

By:-------------------------------- By:------------------------------------
   STEVEN JALOZA, CEO                  William F. Seegraber, Vice President

Dated: September 10, 1999           Dated: September 10, 1999